As filed with the Securities and Exchange Commission on April 12, 2017

Registration No. 333-202307

Registration No. 333-132443

Registration No. 333-13278

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-202307

FORM S-8 REGISTRATION STATEMENT NO. 333-132443

FORM S-8 REGISTRATION STATEMENT NO. 333-13278

UNDER

THE SECURITIES ACT OF 1933

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

400 North Sam Houston Parkway East

Suite 1200

Houston, Texas 77060

(Address of Principal Executive Offices) (Zip Code)

Ultra Petroleum Corp. 2015 Stock Incentive Plan

Ultra Petroleum Corp. 2005 Stock Incentive Plan

Ultra Petroleum Corp. 2000 Stock Incentive Plan

(Full title of the plans)

Garrett B. Smith

Ultra Petroleum Corp.

400 North Sam Houston Parkway East, Suite 1200

Houston, Texas 77060

(Name and address of agent for service)

(281) 876-0120

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey

Kirkland & Ellis LLP

600 Travis Street

Suite 3300

Houston, TX 77002

(713) 835-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by Ultra Petroleum Corp. (the “Company”) with the Securities and Exchange Commission:

•	Registration No. 333-202307, filed on February 26, 2015, registering 5,000,000 shares of common stock, no par value per share, for issuance under the terms of the Ultra Petroleum Corp. 2015 Stock Incentive Plan.

•	Registration No. 333-132443, filed on March 15, 2006, registering 5,000,000 shares of common stock, no par value per share, for issuance under the terms of the Ultra Petroleum Corp. 2005 Stock Incentive Plan.

•	Registration No. 333-13278, filed on March 15, 2001, registering 5,000,000 shares of common stock, no par value per share, for issuance under the terms of the Ultra Petroleum Corp. 2000 Stock Incentive Plan.

On April 29, 2016, the Company and certain of its subsidiaries, including Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, Inc., Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC, and UPL Three Rivers Holdings, LLC filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas in order to effectuate the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated March 10, 2017 (the “Plan”).

As a result of the Plan, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on April 12, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

ULTRA PETROLEUM CORP.

By:	/s/ Garrett B. Smith
Name: Garrett B. Smith
Title: Vice President, General Counsel and Corporate Secretary